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                    May 20, 2022

       Shelly M. Chadwick
       Chief Financial Officer
       Materion Corporation
       6070 Parkland Boulevard
       Mayfield Heights, Ohio 44124

                                                        Re: Materion
Corporation
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed February 17,
2022
                                                            File No. 001-15885

       Dear Ms. Chadwick:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing